CONSENT OF INDEPENDENT AUDITORS



To the Board of Trustees of
Franklin Municipal Securities Trust

We consent to the incorporation by reference in Post-Effective Amendment No. 8 to the Registration Statement of Franklin Municipal Securities Trust on Form N-1A File Nos. 33-44132 and 811-6481 of our report dated June 30, 1995 on our audit of the financial statements and financial highlights of Franklin Municipal Securities Trust, which report is included in the Annual Report to Shareholders for the year ended May 31, 1995, which is incorporated by reference in the Registration Statement.



                  /s/ Coopers & Lybrand L.L.P.
                      COOPERS & LYBRAND L.L.P.



San Francisco, California
February 26, 1996